ABM REPORTS FISCAL FIRST QUARTER 2026 RESULTS AND REAFFIRMS FISCAL 2026 OUTLOOK

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Revenue was $2.2 billion, an increase of 6.1% over the prior year, including organic growth of 5.5%
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Net income totaled $38.8 million, or $0.64 per diluted share, as compared to $43.6 million or $0.69 in the prior year
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Adjusted net income was $50.4 million, or $0.83 per diluted share, versus $55.3 million, or $0.87, in the prior year
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Adjusted EBITDA was $117.8 million, versus $120.6 million last year
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Operating cash flow was $62.0 million and free cash flow totaled $48.9 million, both up significantly over the prior year
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The Company repurchased $91.1 million of common stock during the quarter at an average price of $44.13 per share

NEW YORK, NY - March 10, 2026 - ABM (NYSE: ABM), a leading provider of facility, engineering and infrastructure solutions, today announced financial results for its fiscal first quarter ended January 31, 2026.

“ABM is off to a solid start to fiscal 2026, delivering strong organic revenue growth of 5.5% and meaningful improvement in operating cash flow and free cash flow,” said Scott Salmirs, President and Chief Executive Officer. “Growth was broad-based across our portfolio, reflecting healthy demand in our end markets and our team’s continued success in expanding client relationships. This performance reinforces our confidence in the strength and resiliency of our business.”

Mr. Salmirs continued, “From a margin perspective, results were below our expectations, driven primarily by Technical Solutions, which as we’ve noted in the past, is inherently project-driven and can vary quarter to quarter. This period was impacted by project timing, including temporary weather-related delays, as well as service mix, resulting in approximately $0.05 of EPS pressure relative to our internal plan. Business & Industry and Manufacturing & Distribution, however, performed in line with our expectations reflecting the impact of the new and amended contracts we discussed on our third quarter call, and Education delivered another quarter of strong results.”

Mr. Salmirs added, “We are excited to have closed the WGNSTAR acquisition at the beginning of the second quarter. This transaction strengthens our position in the fast-growing semiconductor market and enhances our technical capabilities in fabrication environments. We believe WGNSTAR will contribute to growth and mix improvement as we integrate the business and leverage its strong client relationships.”

Mr. Salmirs concluded, “While we remain encouraged by constructive demand trends across our end markets, we continue to approach the broader macroeconomic environment with discipline. Our fiscal 2026 outlook remains unchanged. We expect margin performance to improve as project timing in ATS normalizes and as we continue executing on operational and cost initiatives across the enterprise.”

First Quarter Fiscal 2026 Results

Revenue increased 6.1% year over year to $2.2 billion, including 5.5% organic growth and an additional contribution from acquisitions. Revenue growth was broad-based across the portfolio, led by Technical Solutions (“ATS”) and Aviation, which grew 14% and 10%, respectively. ATS continued to benefit from strong demand for mission critical and datacenter-related services, as well as contributions from its recent acquisition, while Aviation’s growth reflected healthy air travel trends and the continued ramp of new contracts. Manufacturing & Distribution (“M&D”) increased 7%, driven by client wins that came online last year and ongoing expansions. Business & Industry (“B&I”) grew 4%, supported by strong growth in its UK operations and stable conditions in the U.S. prime office space market. Education delivered growth of 2%, benefiting from strong retention.

Net income was $38.8 million, or $0.64 per diluted share, compared to $43.6 million, or $0.69 per diluted share, in the prior year period. The change in net income primarily reflects lower segment income, most notably in ATS, and higher interest and tax expense, partially offset by lower corporate costs. Net income margin was 1.7% versus 2.1% in the prior year.

Segment operating margin was 7.1% compared to 7.6% last year. The change in segment operating margin was driven mainly by unfavorable project timing and service mix within ATS, as well as by the margin impact of newer contracts that came online last year in M&D and B&I. These items were partially offset by strong execution and margin expansion in Education.

Adjusted net income was $50.4 million, or $0.83 per diluted share, compared to $55.3 million, or $0.87 per diluted share in the prior year period. Adjusted EBITDA was $117.8 million versus $120.6 million last year. These year-over-year changes were largely attributable to the previously discussed factors.

Adjusted results exclude items impacting comparability. A description of items impacting comparability can be found in the “Reconciliation of Non-GAAP Financial Measures” table.

Net cash provided by operating activities was $62.0 million, and free cash flow was $48.9 million, compared to a cash usage of $106.2 million and negative free cash flow of $122.9 million, respectively, in the prior year period. The improvement year over year primarily reflects strong working capital management and ongoing advancements in the Company’s enterprise resource planning (“ERP”) implementation during the quarter. A reconciliation of net cash provided by (used in) operating activities to free cash flow can be found in the “Reconciliation of Non-GAAP Financial Measures” table.

Liquidity, Capital Structure & Share Repurchases

At the end of the first quarter, the Company’s total indebtedness stood at $1.7 billion, including $23.5 million in standby letters of credit, resulting in a total leverage ratio of 2.9X, as defined by the Company's credit facility. Available liquidity was $608.1 million, including $100.4 million in cash and cash equivalents.

During the first quarter, ABM repurchased approximately 2.1 million shares of its common stock for $91.1 million, at an average price of $44.13 per share. At quarter-end, $92.0 million remained available under the Company’s share repurchase program.

Quarterly Cash Dividend

After the quarter’s close, the Board declared a cash dividend of $0.29 per common share, payable on May 4, 2026, to shareholders of record on April 2, 2026.

Outlook

The Company’s fiscal 2026 outlook remains unchanged. The Company continues to expect organic revenue growth of 3% to 4% and total revenue growth of 4% to 5%. Segment operating margin, defined as total segment operating profit divided by total revenue, is projected to be between 7.8% and 8.0%, and adjusted EPS is expected to be in the range of $3.85 to $4.15, before any impact from prior-year self-insurance adjustments.

Interest expense is forecast to be between $95 million and $105 million, and the normalized tax rate is expected to be between 29% and 30%, excluding discrete and non-taxable items.

The Company cannot provide a reconciliation of forward-looking non-GAAP segment operating margin or adjusted EPS to the corresponding GAAP measure without unreasonable effort due to the uncertainty of timing and the magnitude of items such as acquisition and integration related costs, legal costs and other settlements. These items are inherently difficult to forecast and may result in a GAAP range that is too large and variable to be meaningful.

Conference Call Information

ABM will host its quarterly conference call for all interested parties on Tuesday, March 10, 2026, at 8:30 AM (ET). The live conference call can be accessed via audio webcast at the “Investors” section of the Company's website, located at www.abm.com, or by dialing (877) 451-6152 (domestic) or (201) 389-0879 (international) approximately 15 minutes prior to the scheduled time.

A supplemental presentation will accompany the webcast on the Company's website.

A replay will be available approximately three hours after the webcast through March 24, 2026, and can be accessed by dialing (844) 512-2921 and then entering ID #13758544. A replay link of the webcast will also be archived on the ABM website for 90 days.

About ABM

ABM (NYSE: ABM) is one of the world’s largest providers of integrated facility, engineering, and infrastructure solutions. Every day, our over 100,000 team members deliver essential services that make spaces cleaner, safer, and more efficient, enhancing the overall occupant experience.

ABM serves a wide range of market sectors including commercial real estate, aviation, mission critical, and manufacturing and distribution. With over $8 billion in annual revenue and a blue-chip client base, ABM delivers innovative technologies and sustainable solutions that enhance facilities and empower clients to achieve their goals. Committed to creating smarter, more connected spaces, ABM is investing in the future to meet evolving challenges and build a healthier, thriving world. ABM: Driving possibility, together.

For more information, visit www.abm.com

Cautionary Statement under the Private Securities Litigation Reform Act of 1995

This press release contains both historical and forward-looking statements about ABM Industries Incorporated (“ABM”) and its subsidiaries (collectively referred to as “ABM,” “we,” “us,” “our,” or the “Company”). We make forward-looking statements related to future expectations, estimates and projections that are uncertain, and often contain words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “outlook,” “plan,” “predict,” “should,” “target,” or other similar words or phrases. These statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and assumptions that are difficult to predict. For us, particular uncertainties that could cause our actual results to be materially different from those expressed in our forward-looking statements include: our success depends on our ability to gain profitable business despite competitive market pressures; our results of operations can be adversely affected by labor shortages, turnover, and labor cost increases; we may not be able to attract and retain qualified personnel and senior management we need to support our business; investments in and changes to our businesses, operating structure, or personnel relating to our strategic initiatives, including the implementation of strategic transformations, enhanced business processes, and technology initiatives may not have the desired effects on our financial condition and results of operations; our ability to preserve long-term client relationships is essential to our continued success; our use of subcontractors or joint venture partners to perform work under customer contracts exposes us to liability and financial risk; our international business involves risks different from those we face in the United States that could have an effect on our results of operations and financial condition; decreases in commercial office space utilization due to hybrid work models and increases in office vacancy rates could adversely affect our financial condition; negative changes in general economic conditions, such as recessionary pressures, high interest rates, durable and non-durable goods pricing, changes in energy prices, or changes in consumer goods pricing, could reduce the demand for services and, as a result, reduce our revenue and earnings and adversely affect our financial condition; we may experience breaches of, or disruptions to, our information technology systems or those of our third-party providers or clients, or other compromises of our data that could adversely affect our business; our ongoing implementation of new enterprise resource planning and related boundary systems could adversely impact our ability to operate our business and report our financial results; acquisitions, divestitures, and other strategic transactions could fail to achieve financial or strategic objectives, disrupt our ongoing business, and adversely impact our results of operations; we may not realize the growth opportunities and synergies that are anticipated from the WGNSTAR acquisition; we manage our insurable risks through a combination of third-party purchased policies and self-insurance, and we retain a substantial portion of the risk associated with expected losses under these programs, which exposes us to volatility associated with those risks, including the possibility that changes in estimates to our ultimate insurance loss reserves could result in material charges against our earnings; our risk management and safety programs may not have the intended effect of reducing our liability for personal injury or property loss; unfavorable developments in our class and representative actions and other lawsuits alleging various claims could cause us to incur substantial liabilities; we are subject to extensive legal and regulatory requirements, which could limit our profitability by increasing the costs of legal and regulatory compliance; a significant number of our employees are covered by collective bargaining agreements that could expose us to potential liabilities in relation to our participation in multiemployer pension plans, requirements to make contributions to other benefit plans, and the potential for strikes, work slowdowns or similar activities, and union organizing drives; our business may be materially affected by changes to fiscal and tax policies; negative or unexpected tax consequences could adversely affect our results of operations; future increases in the level of our borrowings and interest rates could affect our results of operations; impairment of goodwill and long-lived assets could have a material adverse effect on our financial condition and results of operations; if we fail to maintain proper and effective internal control over financial reporting in the future, our ability to produce accurate and timely financial statements could be negatively impacted, which could harm our operating results and investor perceptions of our Company and as a result may have a material adverse effect on the value of our common stock; our business may be negatively impacted by adverse weather conditions; catastrophic events, disasters, pandemics, and terrorist attacks could disrupt our services; and actions of activist investors could disrupt our business. For additional information on these and other risks and uncertainties we face, see ABM’s risk factors, as they may be amended from time to time, set forth in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent filings. We urge readers to consider these risks and uncertainties in evaluating our forward-looking statements.

Use of Non-GAAP Financial Information

To supplement ABM’s consolidated financial information, the Company has presented net income and net income per diluted share as adjusted for items impacting comparability for the first quarter of fiscal years 2026 and 2025. These adjustments have been made with the intent of providing financial measures that give management and investors a better understanding of the underlying operational results and trends as well as ABM’s operational performance. In addition, the Company has presented earnings before interest, taxes, depreciation and amortization, and excluding items impacting comparability (adjusted EBITDA) for the first quarter of fiscal years 2026 and 2025. Adjusted EBITDA is among the indicators management uses as a basis for planning and forecasting future periods. The Company also presents total segment operating profit, which is the sum of the segment operating profit of each of its segments, and total segment operating margin, defined as total segment operating profit divided by total revenue, because management believes they are useful as they represent the aggregate value of income/profit created by its segments and exclude items not directly related to the segments for performance evaluation purposes. The Company has also presented Free Cash Flow which is defined as net cash provided by (used in) operating activities less additions to property, plant and equipment. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for financial statements prepared in accordance with accounting principles generally accepted in the United States of America. (See accompanying financial tables for supplemental financial data and corresponding reconciliations to certain GAAP financial measures.)

We round amounts to millions but calculate all percentages and per-share data from the underlying whole-dollar amounts. As a result, certain amounts may not foot, crossfoot, or recalculate based on reported numbers due to rounding. Unless otherwise noted, all references to years are to our fiscal year, which ends on October 31.

Contact:
Investor Relations:	Paul Goldberg
(212) 297-9721
ir@abm.com

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENT INFORMATION (UNAUDITED)

	Three Months Ended January 31,
(in millions, except per share amounts)	2026	2025	Increase / (Decrease)
Revenues	$ 2,243.5	$ 2,114.9	6.1%
Operating expenses	1,983.5	1,855.1	6.9%
Selling, general and administrative expenses	169.8	169.0	0.4%
Restructuring and related expenses	3.7	—	NM*
Amortization of intangible assets	11.9	13.3	(10.0) %
Operating profit	74.7	77.6	(3.7) %
Income from unconsolidated affiliates	1.4	0.8	88.3%
Interest expense	(24.0)	(22.9)	(4.9) %
Income before income taxes	52.1	55.5	(6.0) %
Income tax provision	(13.4)	(11.9)	(12.7) %
Net income	$ 38.8	$ 43.6	(11.1) %
Net income per common share
Basic	$ 0.64	$ 0.69	(7.2) %
Diluted	$ 0.64	$ 0.69	(7.2) %
Weighted-average common and common equivalent shares outstanding
Basic	60.3	62.7
Diluted	60.7	63.2
Dividends declared per common share	$ 0.290	$ 0.265

*Not meaningful (due to variance greater than or equal to +/-100%)

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW INFORMATION (UNAUDITED)

	Three Months Ended January 31,
(in millions)	2026	2025
Net cash provided by (used in) operating activities	$ 62.0	$ (106.2)
Additions to property, plant and equipment	(13.2)	(16.7)
Purchase of businesses, net of cash acquired	0.4	1.9
Other	0.2	0.4
Net cash used in investing activities	$ (12.6)	$ (14.4)
Taxes withheld from issuance of share-based compensation awards, net	(11.1)	(10.7)
Repurchases of common stock, including excise taxes	(91.7)	(21.3)
Dividends paid	(17.3)	(16.4)
Borrowings from debt	354.5	579.9
Repayment of borrowings from debt	(291.0)	(373.0)
Changes in book cash overdrafts	2.6	(40.6)
Repayment of finance lease obligations	(1.2)	(1.1)
Net cash (used in) provided by financing activities	$ (55.2)	$ 116.9
Effect of exchange rate changes on cash and cash equivalents	2.0	(1.8)

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION (UNAUDITED)

(in millions)	January 31, 2026	October 31, 2025
ASSETS
Current assets
Cash and cash equivalents	$ 100.4	$ 104.1
Trade accounts receivable	1,493.0	1,471.1
Costs incurred in excess of amounts billed	162.0	193.7
Prepaid expenses	117.1	91.2
Other current assets	86.4	78.6
Total current assets	1,958.9	1,938.7
Other investments	50.0	48.6
Property, plant and equipment	177.5	177.2
Right-of-use assets	90.5	95.1
Other intangible assets, net of accumulated amortization	231.9	243.2
Goodwill	2,595.3	2,591.1
Other noncurrent assets	184.9	175.5
Total assets	$ 5,289.0	$ 5,269.5
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt, net	$ 29.4	$ 29.4
Trade accounts payable	382.2	401.2
Accrued compensation	145.4	195.0
Accrued taxes—other than income	67.9	48.1
Deferred Revenue	107.1	74.7
Insurance claims	202.1	200.8
Income taxes payable	4.1	4.0
Current portion of lease liabilities	28.1	28.2
Other accrued liabilities	339.8	324.1
Total current liabilities	1,306.1	1,305.7
Long-term debt, net	1,600.8	1,537.1
Long-term lease liabilities	80.3	83.7
Deferred income tax liability, net	53.8	39.9
Noncurrent insurance claims	465.0	459.3
Other noncurrent liabilities	54.8	54.3
Noncurrent income taxes payable	4.0	3.9
Total liabilities	3,564.7	3,483.8
Total stockholders’ equity	1,724.3	1,785.6
Total liabilities and stockholders’ equity	$ 5,289.0	$ 5,269.5

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

REVENUES AND OPERATING PROFIT BY SEGMENT (UNAUDITED)

	Three Months Ended January 31,		Increase/ (Decrease)
(in millions)	2026	2025
Revenues
Business & Industry	$ 1,065.1	$ 1,022.9	4.1%
Manufacturing & Distribution	422.3	394.3	7.1%
Aviation	297.7	270.1	10.2%
Education	228.7	225.3	1.5%
Technical Solutions	229.7	202.3	13.6%
Total Revenues	$ 2,243.5	$ 2,114.9	6.1%
Operating profit
Business & Industry	$ 79.7	$ 79.4	0.4%
Manufacturing & Distribution	36.3	39.4	(7.7) %
Aviation	12.6	12.2	2.7%
Education	21.6	14.0	54.2%
Technical Solutions	8.4	16.6	(49.0) %
Segment operating profit	$ 158.6	$ 161.5	(1.8) %
Segment operating margin	7.1%	7.6%
Corporate	(81.9)	(83.2)	1.6%
Adjustment for income from unconsolidated affiliates, included in Aviation and Technical Solutions	(1.4)	(0.8)	(88.3) %
Adjustment for tax deductions for energy efficient government buildings, included in Technical Solutions	(0.5)	—	NM*
Total operating profit	74.7	77.6	(3.7) %
Income from unconsolidated affiliates	1.4	0.8	88.3%
Interest expense	(24.0)	(22.9)	(4.9) %
Income before income taxes	52.1	55.5	(6.0) %
Income tax provision	(13.4)	(11.9)	(12.7) %
Net income	$ 38.8	$ 43.6	(11.1) %

*Not meaningful (due to variance greater than or equal to +/-100%)

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(in millions, except per share amounts)

	Three Months Ended January 31,
	2026	2025
Reconciliation of Net Income to Adjusted Net Income
Net income	$ 38.8	$ 43.6
Items impacting comparability(a)(b)
Restructuring and related(c)	3.7	—
Legal costs and other settlements	—	4.8
Acquisition and integration related costs(d)	2.7	3.4
Transformation initiative costs(e)	8.9	8.3
Other	0.7	—
Total items impacting comparability	16.0	16.4
Income tax benefit (f)	(4.4)	(4.7)
Items impacting comparability, net of taxes	11.6	11.7
Adjusted net income	$ 50.4	$ 55.3

	Three Months Ended January 31,
	2026	2025
Reconciliation of Net Income to Adjusted EBITDA
Net Income	$ 38.8	$ 43.6
Items impacting comparability	16.0	16.4
Income taxes provision	13.4	11.9
Interest expense	24.0	22.9
Depreciation and amortization	25.7	25.9
Adjusted EBITDA	$ 117.8	$ 120.6
Net Income margin as a % of revenues	1.7%	2.1%

	Three Months Ended January 31,
	2026	2025
Reconciliation of Net Income per Diluted Share to Adjusted Net Income per Diluted Share
Net income per diluted share	$ 0.64	$ 0.69
Items impacting comparability, net of taxes	0.19	$ 0.19
Adjusted net income per diluted share	$ 0.83	$ 0.87
Diluted shares	60.7	63.2

	Three Months Ended January 31,
	2026	2025
Reconciliation of Net Cash Provided by (Used in) Operating Activities to Free Cash Flow
Net cash provided by (used in) operating activities	$ 62.0	$ (106.2)
Additions to property, plant and equipment	(13.2)	(16.7)
Free cash flow	$ 48.9	$ (122.9)

(a) The Company adjusts income to exclude the impact of certain items that are unusual, non-recurring, or otherwise do not reflect management's views of the underlying operational results and trends of the Company.

(b) After communications with the staff of the Securities and Exchange Commission, we have revised the definition of our non-GAAP financial measures, including adjusted net income, adjusted earnings per share, and adjusted EBITDA, to no longer exclude the positive or negative impact of “prior year self-insurance adjustments”. Prior year self-insurance adjustments reflect the net changes to our self-insurance reserves for our general liability, workers’ compensation, automobile, and health insurance programs, related to claims from incidents that occurred in previous years. This definitional change has been applied to our first quarter 2026 results and retroactively to all presented periods to ensure comparability.

(c) Represents costs associated with restructuring program to further streamline our operations and improve the efficiency of our support functions.

(d) Represents acquisition and integration related costs associated with recent acquisitions.

(e) Represents discrete transformational costs that primarily consist of general and administrative costs for developing technological needs and alternatives, project management, testing, training and data conversion, consulting and professional fees for i) new enterprise resource planning system, ii) client facing technology, iii) workforce management tools and iv) data analytics. These costs are not expected to recur beyond the deployment of these initiatives.

(f) The Company's tax impact is calculated using the federal and state statutory rate of 27.72% and 28.11% for FY2026 and FY2025, respectively. We calculate tax from the underlying whole-dollar amounts, as a result, certain amounts may not recalculate based on reported numbers due to rounding.